Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of the audited consolidated financial statements of Western Media Group Corporation for the year ended December 31, 2003 and 2002 in the Form 10-KSB and S-8 filings of Western Media Group Corporation. These consolidated financial statements were audited by us as indicated in our report dated March 10, 2004.

/s/ Farber, Blicht, Eyerman & Herzog, LLP

Farber, Blicht, Eyerman & Herzog, LLP